Exhibit 10.66

AGREEMENT FOR THE PROVISION OF SERVICES

EXPEDIA INC and TRX EUROPE LIMITED.

THIS Deed of clarification and amendment (“Amendment”) is entered into as of the date of last signature below (“Commencement Date”) by and between TRX Europe Limited (formerly known as e-TRX Limited), (“Contractor”), a Company registered and organized under the laws of England (Registered Number 3841799) having its principal place of business at Sutherland House, Russell Way, Crawley, West Sussex RH10 1UH and EXPEDIA INC., (“Client”), a Washington corporation, 3150 139th Avenue SE, Bellevue, WA 98005, USA (each a “Party” and collectively, the “Parties”).

WHEREAS:

A.	The Parties entered into an Agreement on or before 3 October 2001 (the “Agreement”) under which Client, acting on its own behalf, requested that Contractor provide, and Contractor agreed to provide, certain travel fulfilment services and other services to Client customers.

B.	The Parties have been discussing the level of telesales support calls that Client will require to sustain its future growth and have agreed that, as Contractor’s Operations Centre does not have sufficient capacity to meet Client’s future needs, Client will source capacity outside of the Operations Centre.

C.	In view of this, the Parties now wish to amend the terms and conditions relating to certain protection that Client is seeking from Contractor for any Employment Liabilities that may arise either during the term of the Agreement or upon its termination or assignment, in whole or in part (including, for the avoidance of doubt, in the event of a Partial Cessation (as defined below)).

ACCORDINGLY, the Parties have agreed that, in consideration of the mutual covenants in the Agreement and below, the Agreement shall be amended as follows: -

1.	INTERPRETATION

Capitalised terms in this Amendment shall have the same meaning as assigned to them in the Agreement (unless stated or the context dictates otherwise). In the event of any conflict or inconsistency between the provisions of the Agreement and this Amendment, the provisions of this Amendment will take precedence.

2.	EFFECT

This Amendment shall take effect as of the Commencement Date. Except as varied by this Amendment, the Agreement shall continue in accordance with its terms.

3.	AGREEMENT.

3.1 Clause 10.1 to Clause 10.11 of the Agreement shall be deleted and the following substituted in their place:

10:	PERSONNEL.

10.1

Contractor Staff assigned to the Web Site and/or to the provision of the Services will be employees, agents, or subcontractors of Contractor and not employees of Client and will remain under the direction and control of Contractor subject to IATA or other regulatory requirements. These Contractor Staff will receive such salaries, compensation and

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benefits, as Contractor will determine. Contractor agrees to be responsible for all taxes and national insurance, and all salaries, benefits and other costs of such Contractor Staff.

10.2	Contractor shall supply appropriately experienced, qualified and trained Contractor Staff and shall make available sufficient numbers of such personnel, to provide the Services to the agreed Service Levels.

10.3	Intentionally left blank.

10.4	Contractor shall indemnify and keep indemnified Client from and against all Employment Liabilities connected with or in respect of any Contractor Staff or Workers Representatives (or former Contractor Staff or Workers Representatives) which Client may suffer, sustain, incur or pay as a result of any act or omission by Contractor (or its agents, subcontractors, or any subsidiary of Contractor (“subsidiary” having the meaning assigned to it by s.736 Companies Act 1985)), or otherwise arising from the provision of the Services by Contractor, which:

10.4.1	arise during the period of this Agreement (as extended or otherwise modified as applicable); or

10.4.2	arise upon or are connected with the termination or assignment of this Agreement (as extended or otherwise modified) including, without limitation, any Employment Liabilities arising from the termination of employment or engagement (as applicable) of Contractor Staff and/or former Contractor Staff, provided always that Client shall comply with any reasonable instructions by Contractor with a view to minimizing its liabilities. Contractor hereby agrees that it will be responsible for any costs, expenses or other Employment Liabilities incurred by Client in complying with such instructions.

10.5	Contractor shall indemnify and keep indemnified Client and any Successor Service Provider from and against all Employment Liabilities connected with or in respect of any Contractor Staff or Workers Representatives (or former Contractor Staff or Workers Representatives) which Client or the Successor Service Provider may suffer, sustain, incur or pay as a result of:

(a)	any act or omission by Contractor where such Employment Liability (or the subject matter of such Employment Liability) arose during the period of this Agreement (including any extension or modification thereof);

(b)	any failure by Contractor to comply with any applicable obligations to inform and/or consult any Contractor Staff or Workers Representatives including (but not limited to) under the Regulations or under the Trade Union and Labour Relations (Consolidation) Act 1992;

(c)	without prejudice to paragraph (a) above, any dismissal (including constructive dismissal) of any Contractor Staff (including, for the avoidance of doubt, where such dismissal is by reason of “redundancy” as defined in s139 of the Employment Rights Act 1996) in connection with the termination or assignment of this Agreement or a Partial Cessation whether or not such dismissal (i) takes place before or after such termination or assignment, or the Transfer Date (as applicable) and (ii) whether or not such dismissal is effected by Contractor or Client or any other Successor Service Provider;

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(d)	Employment Liabilities arising from or in connection with options granted and other entitlements arising under any share option, save-as-you-earn, stock purchase or similar arrangement introduced or in place prior to the termination or assignment of this Agreement, or the Transfer Date (as applicable) whether such entitlements vest or otherwise crystallize before or after such termination or assignment, or the Transfer Date (as applicable), provided that this indemnity shall not apply to the extent that any such Employment Liabilities arise from or in relation to any act or omission on the part of Client, save that, for the avoidance of doubt, this indemnity shall not cease to apply merely because Client has transferred (or requested that Contractor transfer) some of or all the Services to a Successor Service Provider.

Forthwith (i) on the termination or assignment of this Agreement, or (ii) on any other termination or cessation or transfer of the provision of some or all of the Services (a “Partial Cessation”), (the date of such Partial Cessation being referred to as the “Transfer Date”) Contractor shall (if so requested by Client) enter into a Deed of Indemnity with the Successor Service Provider in order to confer the benefit of this Clause 10.5 on such party. Contractor shall indemnify and keep Client indemnified from and against any loss, costs, expenses (including any reasonable legal expenses), demands and/or other liabilities which may arise from a failure to do so.

10.6	Within the last six months of this Agreement (provided that notice of termination has been served), or any other time where Client reasonably anticipates that there may be a Partial Cessation, and within 14 days of receiving a written request from Client, Contractor shall (subject to the exceptions set out in the last sentence of this Clause 10.6) disclose in writing to Client, and/or where so requested by Client, to any Successor Service Provider or potential Successor Service Provider, such of the following particulars of the Contractor Staff assigned exclusively to the provision of all or part of the Services (or otherwise likely to transfer to Client or a Successor Service Provider under the Regulations) at that date as are reasonably required, and such other information in respect of such Contractor Staff as is reasonably required, to enable Client/Successor Service Provider (as the case may be) to assess its potential liabilities in the event that it is to take over provision of the Services (if the Regulations apply) and, thereafter, when it becomes reasonably necessary (as dictated by timing of the application of the Regulations), Contractor will also disclose such of the said particulars and such other information (not already disclosed) as necessary to enable Client/Successor Service Provider (as the case may be) to comply with its obligations under the Regulations:

10.6.1	their names, addresses, dates of birth and commencement dates (including, where different, their dates of continuous employment);

10.6.2	their job titles and grades;

10.6.3	their salaries, emoluments and all benefits of employment or engagement;

10.6.4	copies of employment contracts, any contracts for services and any collective agreements with any Workers Representatives;

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10.6.5	details of all current and threatened employment related claims of whatsoever nature, and details of any circumstances or incidents which make such a claim reasonably foreseeable.

10.6.6	details of any promises, arrangements, undertakings or agreements given or made in respect to any Contractor Staff entitling such Contractor Staff to (or, as the case may be, requiring Contractor to make) any change to any term or condition of such Contractor Staff’s employment at any time after the date of disclosure.

Where the written request referred to above in this Clause 10.6 is made in connection with a Partial Cessation, Contractor shall only be obliged to provide the particulars and information referred to above in respect of such of the Contractor Staff who are assigned exclusively to the provision of the Services which are the subject of the Partial Cessation (or otherwise likely to transfer to either Client or a Successor Service Provider under the Regulations).

10.7	Contractor shall warrant for the benefit of both Client and any Successor Service Provider that the particulars and information provided pursuant to Clause 10.6 are true, not misleading and complete as at the date of disclosure and thereafter shall not make any material changes in respect of the contractual arrangements of the applicable Contractor Staff without the prior written consent of Client, such consent not to be unreasonably withheld, qualified or delayed. Client agrees to comply and use its reasonable endeavours to procure that any Successor Service Provider(s) also complies with the provisions of the Data Protection Act 1998 as they pertain to their respective holding and use of such particulars and information after its disclosure by Contractor, and Client shall indemnify Contractor against the consequences of any failure(s) to do so and Client agrees that this indemnity shall remain in effect and shall survive the expiry or termination (however caused) of this Agreement.

10.8	Contractor undertakes that it shall not, within the 6 months preceding termination of this Agreement or within any period of notice given to effect a Partial Cessation, transfer any key individuals (including any individual in the post of Operations Manager, Account Director, Customer Relations Manager or Customer Care Desk Manager) from or to the provision of the Services hereunder without the prior written consent of Client (which shall not be unreasonably withheld, qualified or delayed).

10.9	Contractor agrees that the restrictions contained in Clause 10.8 are reasonable for the protection of Client.

10.10	The Parties agree that Client may offer or otherwise provide back-to-back indemnities, warranties and other protection conferred by Clauses 10.5. 10.6 and 10.7 (on the same terms as the indemnities, warranties and other protection conferred by such provisions) to any Successor Service Provider and that, in assessing any loss, costs, expenses, demands and/or other liabilities incurred by Client for the purposes of this Clause 10 full account shall be taken of any loss, costs, expenses (including any reasonable legal expenses), demands and/or other liabilities incurred by Client in connection with or arising from the back-to-back protection offered or otherwise provided to any such Successor Service Provider notwithstanding any other terms of this Agreement.

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10.11	For the purposes of this Clause 10 -

10.11.1	“Partial Cessation” and “Transfer Date” shall have the meanings given to them in the last paragraph of Clause 10.5,

10.11.2	“Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations I981 (as amended); and

10.11.	3 “ Web Site” means the travel web site aimed at Internet users located in the United Kingdom (with the URL www.expedia.co.uk) managed by Client.

3.2 For the avoidance of doubt, the previous form of Clause 10.3 of the Agreement shall, with effect from the effective date of this Amendment, be deleted and shall cease to have effect.

4.	EXEUCTION.

This Deed may be executed in any number of counterparts, each of which shall be an original, but all of which shall together constitute one and the same Deed.

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IN WITNESS WHEREOF the parties intending to be legally bound have duly executed this Amendment as of the date(s) set out below:

Signed as a deed by TRX EUROPE LIMITED by Lindsey B. Sykes, being a director of each of the executing companies, and Timothy J. Severt, being a director of each of the executing companies

By:	/s/ Lindsey B. Sykes	By:	/s/ Timothy J. Severt

Name:	Lindsey B. Sykes	Name:	Timothy J. Severt

Title:	Director	Title:	Director

Date:	26 Aug 2005	Date:	26 August 2005

Signed as a deed by EXPEDIA INC acting by Steven McArthur (who is an authorised signatory):

By:	/s/ Steven McArthur

Name:	Steven McArthur

Title:	President, NA Leisure Group

Date:	August 25, 2005

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